Exhibit 99.1

IGATE Corporation Reports Improved Margins for Q1; Profits up 20.3%

Added 15 new clients; Entered into a definitive merger agreement with Capgemini

BRIDGEWATER, NJ – May 4, 2015

IGATE Corporation (“IGATE” or the “Company”) (NASDAQ: IGTE), the New Jersey-headquartered integrated technology and operations solutions provider, today announced its financial results for the first quarter ended March 31, 2015.

First Quarter Financial Highlights

•	Revenues were $322.0 million

•	Increased 6.6% compared to $302.2 million in the first quarter of 2014; 9.3% on a constant currency basis

•	decreased 2.9% sequentially compared to $331.5 million in the fourth quarter of 2014 due to Forex impact and one-time revenue in the last quarter; on a constant currency sequential volume growth after one time revenue adjustment is 1.5%

•	Gross margin was 35.1%

•	Compared to 37.5% in the first quarter of 2014

•	Compared to 34.8% in the fourth quarter of 2014

•	Adjusted EBITDA was $69.9 million

•	Compared to $75.2 million in the first quarter of 2014

•	Compared to $62.3 million in the fourth quarter of 2014

•	Net income was $38.0 million

•	Compared to $31.6 million in the first quarter of 2014

•	Compared to $38.0 million in the fourth quarter of 2014

•	Non-GAAP diluted earnings per share were $0.52

•	Compared with $0.45 per share in the first quarter of 2014

•	Compared with $0.52 per share in the fourth quarter of 2014

•	GAAP Diluted earnings per share were $0.46

•	Compared to $0.29 per share in the first quarter of 2014

•	Compared to $(0.63) per share in the fourth quarter of 2014, including $80 million paid to Series B preferred stock holders for the induced conversion and $1.7 million towards write-off of unamortized preferred stock issuance cost

•	The Company added 15 new clients during the first quarter

Ashok Vemuri, President and CEO, said, “I am pleased to witness a steady start to the year. We increased revenues, delivered margin improvement, and added a good number of new clients. We have made significant investments around tools, methodology, automation and program management which will take us to the next level in the coming quarters. I am encouraged by the pace at which we are adding quality new clients.”

Sujit Sircar, CFO, said, “I am pleased with our improvement in our margins during the quarter. However, volatility in the foreign exchange market remains a cause of concern, particularly the appreciation of the US Dollar against other currencies which is affecting our top line performance.”

IGATE-Capgemini Merger Agreement

The Company entered into a definitive merger agreement under which Capgemini will acquire IGATE for cash consideration of $48 per share. The merger agreement has been approved unanimously by both Capgemini’s and IGATE’s board of directors and is subject to the receipt of regulatory approvals and other customary closing conditions. The transaction is expected to close in the second half of 2015.

Commenting on the transaction, Ashok Vemuri, President and CEO, said: “This is a seminal transaction for IGATE which will provide a wider array of opportunities to our employees in the coming years. Our management team has worked diligently to build and implement a business model that would generate value for our customers, employees and shareholders. We are pleased to have found a great partner for the business and through this transaction we will effectively further enrich the value proposition we offer to our clients.”

First Quarter Operating Results

Results for the first quarter ended March 31, 2015 and 2014, respectively, on a GAAP and non-GAAP basis are provided in the table below.

	Q1 FY’15	Q1 FY’14	Y/Y
Net revenue ($Millions)	322.0	302.2	6.6%
Operating margin ($Millions)	54.9	61.2	(10.3%)
GAAP net income ($Millions)	38.0	31.6	20.3%
GAAP diluted EPS ($)	0.46	0.29	58.6%
Adjusted EBITDA ($Millions)	69.9	75.2	(7.1%)
Non-GAAP net income ($Millions)	42.7	36.4	17.3%
Non-GAAP diluted EPS ($)	0.52	0.45	15.6%

New customer wins in the quarter

•	IGATE was selected as the strategic technology partner by a large U.K.-based global insurance broker. The initial engagement has involved transitioning the support of over 600 applications that are used by its UK, USA and Reinsurance divisions. As part of this partnership, IGATE will help them deploy their key applications across the globe to create a consistent global client experience and drive new value added services enabled by advanced analytics of complex risk and claims data.

•	IGATE was selected by a leading American fast food restaurant chain globally to assist the company maximize store reliability and increase effectiveness of store systems technology with its proprietary “Store in a Box” solution. As a strategic technology partner, IGATE will assist this chain in over 40,000 stores worldwide. The partnership is expected to leverage technology and data insights for improved store reliability, predictability of operations and higher satisfaction for store operators and customers.

•	The largest industrial gases company in North and South America selected IGATE to upgrade and re-engineer a Product Information Management System (PIMS) that will allow the client to manage their Product Information, Quality and Compliance Reports as well as content and traceability. As part of this engagement, IGATE will assist the client in evaluating and assessing current gaps in its Process and Technology that support these processes.

•	IGATE was selected by one of the largest privately held manufacturing, trading, and investments corporations in the world to assist the client in delivering effective Process and Technology Solutions. As part of this partnership, IGATE will assist the client in developing and deploying IT Solutions in areas of Legal, Finance and Supplier Communications that will allow the client to reduce manual intervention and oversight thereby allowing them to more efficiently scale their business.

•	An American investment management company selected IGATE as a strategic technology partner to assist them with Data Management services. The partnership will include multiple initiatives related to data, including data governance & privacy consulting, data quality assessment and data lineage for institutional and retail business units using IGATE proprietary tools along with implementation of IBM Infosphere.

•	A Japanese multinational electronics and electrical equipment manufacturing company selected IGATE for conceptualizing and designing the next-generation In-Vehicle-Entertainment platform involving key functionality in the areas of Audio, Video player, Bluetooth, Smartphone pairing and call control along with Human Machine Interface. The design is expected to improve driver safety and efficiency significantly and leverage the next-generation Open-Source Operating System.

Significant Events in the Quarter

•	IGATE won the United States Excellence Award for 2015 for meeting and exceeding industry benchmarks in various business and management functions.

•	IGATE further extended its partnership with Rio Tinto, a leading global mining and metals company, by developing their Analytics Excellence Centre in Pune, India to support the global growth and development of Rio Tinto’s industry-leading Mine of the Future™ program.

•	IGATE was ranked as a High Performer in HFS Blueprint Report for F&A BPO Services and Enterprise Analytics Services.

•	IGATE was identified as a Major Contender in Everest PEAK Matrix for Healthcare Payer BPO.

•	Ashok Vemuri, President & CEO, IGATE was awarded with ‘The Outstanding Entrepreneurship Awards’ at The Asia Pacific Entrepreneurship Awards – 2015. The award recognizes him for being a pioneer in the IT services industry and for his outstanding achievements, efforts, contributions and unflagging commitment towards organizational success, entrepreneurship and expertise in global sourcing and technology-led business transformation.

•	Ashok Vemuri, President & CEO, IGATE received the coveted IAIR CEO of the Year Award for the year 2014 in Hong Kong on March, 10, 2015. The award recognizes outstanding business leaders who exhibit excellence and success in areas such as innovation, organizational growth, and personal commitment towards their businesses and people.

•	The CFO India honored and awarded The League of Excellence Awards – 2015 to Sujit Sircar, EVP and Chief Finance Officer, in recognition of his consistent and exemplary contributions to the world of finance at the 5th Annual CFO100 program.

About IGATE

IGATE is a global leader in providing integrated technology and operations-based solutions, headquartered in Bridgewater, New Jersey. As a trusted partner to corporations in North America, Europe and Asia Pacific, IGATE provides solutions to clients’ business challenges by leveraging its technology and process capabilities, underwritten by an understanding of domain and industry imperatives. With revenues over US$ 1.3 billion, and a global employee talent capital of over 30,000, IGATE offers productized applications and platforms that provide the necessary competitive and innovation edge to clients across industries, through a combination of speed, agility and imagination. IGATE is listed on NASDAQ under the symbol IGTE.

Follow IGATE on Twitter: @IGATE_Corp

IGATE on Facebook: https://www.facebook.com/igatecorp

Communication Coordinates

Investor Contact

Salil Ravindran

+1 510 298 8400

Salil.Ravindran@IGATE.com

Media Contact

Pallavi Choudhury

+91 80 4104 2084

Pallavi.Choudhury@IGATE.com

Use of non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the Securities and Exchange Commission. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

IGATE believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with IGATE’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate IGATE’s results of operations in conjunction with the corresponding GAAP measures. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

IGATE believes that providing Adjusted EBITDA and non-GAAP net income and non-GAAP diluted earnings per share in addition to the related GAAP measures provides investors with greater transparency to the information used by IGATE’s management in its financial and operational decision-making. These non-GAAP measures are also used by the Management in connection with IGATE’s performance compensation programs.

More specifically, the non-GAAP financial measures contained herein exclude the following items:

•	Amortization of intangible assets: Intangible assets primarily comprise of customer relationships. We incur charges relating to the amortization of these intangibles. These charges are included in our GAAP presentation of earnings from operations, operating margin, net income and diluted earnings per share. We exclude these charges for purposes of calculating these non-GAAP measures.

•	Stock-based compensation: Although stock-based compensation is an important component of the compensation of IGATE’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may not reflect the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond the Company’s control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of IGATE’s core business.

•	Merger and reorganization expenses: IGATE is merging and reorganizing its overseas subsidiaries and branches with a view to simplifying the corporate structure and has incurred legal and professional expenses in this connection. Merger and reorganization is an infrequent activity and expenses incurred in connection therein are inconsistent in amount and significantly impacted by the timing and nature of the reorganization. IGATE believes that eliminating these expenses for purposes of calculating non-GAAP measures facilitates a more meaningful evaluation of IGATE’s current operating performance and comparisons to its past operating performance.

•

Preferred dividend and accretion to preferred stock: In 2011, we issued 8.00% Series B Preferred Stock. We also incurred issuance costs that have been netted against the proceeds received from the issuance of the Series B Preferred Stock. Prior to its conversion to common stock on November 4, 2014, the Series B Preferred Stock was being accreted over a period of six years. Although, the effect of inclusion of equivalent units of common stock towards convertible participating preferred stock is anti-dilutive for GAAP purposes, the non-GAAP diluted earnings per share has been calculated assuming the conversion of all outstanding shares of preferred stock into equivalent units of common stock. IGATE believes that eliminating these expenses as well as inclusion of equivalent units of common stock towards the preference shares till the date of conversion to compute basic and diluted earnings per share for purposes of calculating these non-GAAP measures facilitates a more meaningful evaluation of IGATE’s current operating performance and comparisons to its past operating performance. Following the conversion on November 4, 2014, there were no remaining issued and outstanding shares of Series B Preferred Stock.

From time to time in the future, there may be other items that IGATE may exclude in presenting its financial results.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of the Company may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements regarding the business outlook, the expected performance of the Company’s products and services for its clients, and all other statements in this release other than statements of historical fact are statements that could be deemed forward-looking statements. Words such as “expect”, “potential”, “believes”, “anticipates”, “plans”, “intends” and other similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, statements regarding the business outlook, and the expected performance of the Company’s products and services for its clients, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Capgemini or a failure to otherwise close the transaction, the effect the pending merger has on our business, uncertain global economic conditions, concentrated revenues, new organizational and operational strategies, continued pricing pressures and the significant indebtedness which will use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past. Additional risks relating to the Company are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 as well as the Company’s other reports filed with the Securities and Exchange Commission. As in prior periods, the financial information set forth in this release, including tax-related items, reflects estimates based on information available at this time. While the Company believes these estimates to be accurate, actual results may differ materially from those contained in the forward-looking statements in this press release. These amounts could also differ materially from actual reported amounts in the Company’s quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The Company assumes no obligation and does not intend to update these forward-looking statements as circumstances change. This document does not constitute an offer to purchase or to sell securities in any jurisdiction.

IGATE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	March 31, 2015	December 31, 2014
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$88,714	$104,184
Restricted cash	9,783	5,305
Short-term investments	58,449	82,486
Accounts receivable, net of allowances of $2,682 and $3,070, respectively	191,094	174,159
Unbilled revenues	80,189	63,936
Prepaid expenses and other current assets	50,202	42,941
Prepaid income taxes	6,789	13,387
Deferred tax assets	557	2,510
Foreign exchange derivative contracts	8,536	3,200
Receivable from related parties	2,582	5,898

Total current assets	496,895	498,006

Deposits and other assets	18,502	19,469
Restricted cash	784	—
Prepaid income taxes	31,540	31,479
Property and equipment, net of accumulated depreciation of $136,542 and $129,644, respectively	243,894	234,041
Leasehold land	74,291	73,858
Deferred tax assets	16,034	16,104
Goodwill	433,981	430,250
Intangible assets, net	101,623	102,996

Total assets	$1,417,544	$1,406,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,830	$11,168
Line of credit	107,000	127,000
Accrued payroll and related costs	39,918	47,638
Other accrued liabilities	64,640	68,603
Accrued income taxes	7,502	7,205
Foreign exchange derivative contracts	—	1,287
Deferred revenue	13,618	17,787

Total current liabilities	242,508	280,688

Other long-term liabilities	5,632	6,336
Senior Notes	325,000	325,000
Term loans	234,000	234,000
Accrued income taxes	8,618	8,000
Deferred tax liabilities	32,794	33,363

Total liabilities	848,552	887,387

Shareholders’ equity:
Common Stock, par value $0.01 per share	819	818
Common stock in treasury, at cost	(14,714)	(14,714)
Additional paid-in capital	677,086	671,395
Retained earnings	306,028	268,008
Accumulated other comprehensive loss	(404,099)	(410,408)

Total IGATE Corporation shareholders’ equity	565,120	515,099
Non-controlling interest	3,872	3,717

Total equity	568,992	518,816

Total liabilities and shareholders’ equity	$1,417,544	$1,406,203

IGATE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands)

(unaudited)

	Three Months ended
	March 31,
	2015	2014
Revenues	$322,042	$302,206
Cost of revenues (exclusive of depreciation and amortization)	208,938	188,780

Gross margin	113,104	113,426
Selling, general and administrative expense	47,631	42,661
Depreciation and amortization	10,561	9,558

Income from operations	54,912	61,207
Other income (loss), net	860	(16,071)

Income before income taxes	55,772	45,136
Income tax expense	17,646	13,425

Net income before non-controlling interest	38,126	31,711
Non-controlling interest	106	95

Net income attributable to IGATE Corporation	38,020	31,616
Accretion to Preferred Stock	—	139
Preferred dividend	—	8,139

Net income attributable to IGATE common shareholders	$38,020	$23,338

IGATE CORPORATION

Earnings Per Share

(Amounts in thousands, except per share data)

(unaudited)

		Three Months Ended
		March 31,
PARTICULARS		2015	2014
Net income attributable to IGATE common shareholders		$38,020	$23,338
Add: Dividends on Series B Preferred Stock		—	8,139

		38,020	31,477
Less: Dividends on
Series B Preferred Stock	[A]	—	8,139

Undistributed Income		$38,020	$23,338

Allocation of Undistributed Income
Common stock	[B]	38,020	17,256
Series B Preferred Stock	[C]	—	6,082

		$38,020	$23,338

Shares outstanding for allocation of undistributed income:
Common stock		80,930	58,808
Series B Preferred Stock		—	20,726

		80,930	79,534

Weighted average shares outstanding:
Common stock	[D]	80,888	58,687
Series B Preferred Stock	[E]	—	20,726

		80,888	79,413

Weighted average common stock outstanding		80,888	58,687
Dilutive effect of stock options and restricted shares outstanding		1,901	1,854

Dilutive weighted average shares outstanding	[F]	82,789	60,541

Distributed earnings per share:
Series B Preferred Stock	[G=A/E]	$—	$0.39

Undistributed earnings per share:
Common stock	[H=B/D]	$0.47	$0.29
Series B Preferred Stock	[I=C/E]	$—	$0.29

Earnings per share - Basic
Common stock	[H]	$0.47	$0.29
Series B Preferred Stock	[G+I]	$—	$0.68

Earnings per share - Diluted	[B/F]	$0.46	$0.29

The no of outstanding participative convertible preferred stock for which the earnings per share exceeded the earnings per share of common stock aggregated to NIL and 20.7 million for the three month ended March 31, 2015 and 2014 respectively. These shares were excluded from the computation of diluted earnings per share as they were anti-dilutive

IGATE CORPORATION

Reconciliation of Selected GAAP Measures to Non-GAAP Measures

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended
	March 31,
	2015	2014
GAAP Net income attributable to IGATE common shareholders	$38,020	$23,338
Adjustments:
Preferred dividend and accretion to preferred stock	—	8,278
Amortization of Intangible assets	2,286	2,580
Stock-based compensation	4,391	4,297
Merger and reorganization expense	—	130
Income tax adjustments	(2,039)	(2,243)

Non-GAAP Net income attributable to IGATE common shareholders	$42,658	$36,380

Weighted average shares outstanding, Basic	80,888	58,687
Add: assumed preferred stock conversion	—	20,726

Non-GAAP weighted average shares outstanding , Basic	80,888	79,413

Weighted average dilutive common shares outstanding	82,789	60,541
Add: assumed preferred stock conversion	—	20,726

Weighted average dilutive common equivalent shares outstanding	82,789	81,267

Basic EPS (GAAP) to Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.47	$0.29
Preferred dividend and accretion to preferred stock	—	0.11
Amortization of Intangible assets	0.03	0.03
Stock-based compensation	0.05	0.06
Merger and reorganization expense	—	0.00
Income tax adjustments	(0.02)	(0.03)

Basic EPS (Non-GAAP)	$0.53	$0.46

Diluted EPS (GAAP) to Diluted EPS (Non-GAAP):
Diluted EPS (GAAP)	$0.46	$0.29
Preferred dividend and accretion to preferred stock	—	0.10
Amortization of Intangible assets	0.03	0.03
Stock-based compensation	0.05	0.06
Merger and reorganization expense	—	0.00
Income tax adjustments	(0.02)	(0.03)

Diluted EPS (Non-GAAP)	$0.52	$0.45

IGATE CORPORATION

Reconciliation of Net Income, Net of Tax, to Adjusted EBITDA

(Amounts in thousands)

(unaudited)

	Three Months ended
	March 31,
	2015	2014

Net income	$38,126	$31,711
Adjustments:
Depreciation and amortization	10,561	9,558
Interest expense	7,389	23,629
Income tax expense	17,646	13,425
Other income, net	(1,936)	(7,354)
Foreign exchange (gain)	(6,313)	(204)
Stock-based compensation	4,391	4,297
Merger and reorganization expense	—	130

Adjusted EBITDA (a non-GAAP measure)	$69,864	$75,192

The Company presents the non-GAAP financial measures EBITDA and adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes that the presentation of these measures will enhance investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Non-GAAP Disclosure of Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income plus (i) depreciation and amortization, (ii) interest expense, (iii) income tax expense, minus (iv) other income, net plus (v) foreign exchange (gain)/loss, (vi) stock based compensation (vii) Merger and reorganization expenses. We eliminated the impact of the above as we do not consider them as indicative of our ongoing operating performance. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit agreement and our indenture use measures similar to Adjusted EBITDA to measure our compliance with certain covenants.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period; Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.